UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STAG Industrial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Annual Meeting of Stockholders to be held May 2, 2016 Supplemental Information Regarding Proposal 3: Advisory (Non-Binding) Vote Approving Executive Compensation April 21, 2016

INTRODUCTION 1 We seek your support at our 2016 annual meeting of stockholders and ask that you vote FOR Proposal 3, the approval, by non-binding vote, of our executive compensation (the “Say-on-Pay Proposal”). In its 2016 report, Institutional Shareholder Services Inc. (“ISS”) recommended that its clients vote against the Say-on-Pay Proposal. The 2016 report departs from previous ISS reports. From our first annual meeting in 2012 to our most recent in 2015, ISS had recommended that its clients vote to approve our executive compensation. The 2016 ISS report also contrasts with the 2016 report of Glass Lewis, which recommended its clients vote in favor of the Say-on-Pay Proposal, as it has in years past. From 2012 through 2015, stockholders approved our executive compensation by voting more than 96% in favor. ISS predominantly focused on a one-time retention grant awarded in May 2015 to Benjamin S. Butcher, our Chief Executive Officer, President and Chairman of the Board, and asserts the existence of a disconnect between our executive pay and the performance of our stock. We respectfully disagree for the reasons below.

COMPANY OVERVIEW 2 As of December 31, 2015 Square Feet 54.7 million Number of Buildings / States 291 / 38 Occupancy 95.6% Weighted Average Lease Term 4.0 years Weighted Average Rent $4.02 per square foot Equity Market Capitalization $1,321 million (1) Total Enterprise Value $2,447 million (2) Stock Price (close) (52 Week High/Low) $18.45 ($27.25/$16.91) Monthly Dividend (annualized) $0.1150 ($1.38)(3) Dividend Yield 7.6% (4) Exchange / Ticker NYSE: STAG Corporate Headquarters Boston, MA Employees 68 Based on closing stock/unit price as of December 31, 2015 of $18.45 and 71.6 million shares and units outstanding As of December 31, 2015, consisted of equity market capitalization of $1,321 million plus $139 million of preferred equity and total debt of $987 million Monthly common stock dividend for the first quarter increased by 0.7% to $0.115833 per share; the increased amount equates to an annualized dividend rate of $1.39 per share Based on the December 2015 monthly dividend of $0.1150 per common share and closing stock price as of December 31, 2015 of $18.45 El Paso, TX: 360,134 SF Winston Salem, NC: 385,000 SF Clear Height: 40’ Year Built/Renovated/Expanded: 1996 Clear Height: 28’ Year Built/Renovated/Expanded: 1997

OUR COMPENSATION POLICY 3 Objectives of our current executive compensation program Encourage and maintain a performance-driven culture Align the interests of executives with those of stockholders Provide the compensation committee with appropriate flexibility and discretion Attract and retain talented and experienced officers Three basic components of pay for 2016 Base salary Annual cash bonuses that are based on one-year relative total stockholder return (“TSR”) performance (75% component) and individual performance (25% component) Long-term equity incentive awards of time-based equity (approximately 50%) and performance-based equity (approximately 50%), the latter based solely on three-year relative and absolute TSR Outcome Our executives are directly linked to stockholders Simplicity of the plan is preserved Our compensation committee exercised sound judgment; excluding the one-time CEO retention grant in 2015, our pay-for-performance has consistently generated low levels of concern

HISTORICAL SAY-ON-PAY RESULTS 4 Our compensation program has not substantially changed since our IPO (other than to increase correlation to stock performance) and yet we historically received strong stockholder approval as follows: 2012 Say on Pay Vote: 99.4% FOR 2013 Say on Pay Vote: 96.9% FOR 2014 Say on Pay Vote: 97.2% FOR 2015 Say on Pay Vote: 96.2% FOR Based on substantially the same program structure, ISS and Glass Lewis recommended votes FOR across all four years Glass Lewis again recommends a vote FOR in 2016 One-time retention award to the CEO in 2015 is likely the primary driver for ISS’s recommended vote against the 2016 Say-on-Pay Proposal

PROXY ADVISORY FIRMS’ COMMENTARY/OBSERVATIONS 5 “Performance goals are rigorous.” “While the company does set and review performance goals under the annual bonus, the final amounts are determined solely by compensation committee's discretion. In this case, the annual incentive declined approximately 27 percent.” “The company implemented a performance-conditioned ‘outperformance’ award which appears sufficiently rigorous, and will pay out only to the extent that TSR is positive and exceeds a hurdle rate above a comparator index.” Positives include: “LTIP is performance-based,” “STIP is performance-based” and “STI/LTI payout balance.” Negatives include: “Internal pay inequity” and “similar metrics under STIP and LTIP.” (The internal pay inequity is largely due to the one-time retention grant; our metrics are all TSR based) “While mindful of the disconnect between executive pay and corporate performance, we believe the Company has structured an incentive program intended to align compensation and performance results going forward. Moreover, we note the front-loaded nature of the 2015 Outperformance Program, which mitigates our concern regarding the significant disconnect between pay and performance. Additionally, the Company has disclosed their intention of adopting a consistent performance-based LTI plan in future years.” ISS GLASS LEWIS

ISS PAY FOR PERFORMANCE - 2015 6

ISS PAY FOR PERFORMANCE 2016: INCLUDES ONE-TIME CEO RETENTION GRANT 7 After removing the impact of the one-time CEO grant, the resulting ~$4.4M pay for 2015 ranks at approximately 1.4x the multiple of peer median and the absolute alignment drops to approximately -9 (reducing high concerns)

STAG’S EXECUTIVE COMPENSATION PROGRAM: SELECT OBJECTIVES / BASIC FRAMEWORK 8 To encourage and maintain a performance-driven company culture To align the interests of executive officers with the interests of stockholders To provide our compensation committee with the flexibility and discretion to reflect appropriately both individual circumstances and variable business conditions To attract and retain talented and experienced officers Consistent with our pay-for-performance philosophy, base salary should be a relatively small portion of total compensation and is intended to be approximately 25% or less of total compensation The ability to measure the company’s performance against sensible standards is essential, and the compensation committee considers the comparison of our TSR to the TSR of our peers to be the best indicator of performance (We define TSR as common stock price appreciation plus dividends, assuming reinvestment of dividends into additional shares of common stock) As such, variable incentive compensation across both cash bonuses and performance equity are tied to relative TSR We measure performance against multiple indices to avoid the risk of poor correlation of performance and reward that is inherent in reliance on a single peer index SELECT OBJECTIVES BASIC FRAMEWORK

GENERALLY CITED AREAS OF CONCERN: ONE-TIME CEO RETENTION AWARD 9 Approved in May 4, 2015 — 100,000 shares with a grant date fair value of ~$2 million As of May 4, 2015, shortly before the time the decision was made to grant this award, we were the #1 performing industrial REIT since the time of our IPO,(1) we had a cumulative TSR of 119%, and as of March 31, 2015, we had grown our portfolio by 42% per year The special award was a one-time grant outside of the general program parameters The award was made in connection with a three-year commitment from the CEO to remain with the company and was an important achievement for the company as it developed its long-term succession plan Increasing the CEO’s ownership promotes his continued service and aligns his interest with that of the stockholders Grant has a long vesting period (six years to full vesting), with no vesting for the first three years At the end of the three-year term, the one-time grant is only 50% vested; the remaining 50% is at risk of loss if the company chooses not to renew the CEO’s employment agreement and terminates his employment Including the full amount of this one-time retention award directly lead to a “high concern” for ISS’s quantitative pay-for-performance tests; ISS reported “low concern” in all other areas of compensation measurement (non-performance based pay elements, etc.) 1. Industrial peers are DCT, DRE, EGP, FR, PLD, REXR and TRNO

GENERALLY CITED AREAS OF CONCERN: CASH BONUS PROGRAM IS LARGELY DISCRETIONARY 10 The bonus program is presumptively and primarily based on a relative TSR component (75%) and includes a personal performance component (25%) Our compensation committee retains ultimate discretion to adjust the annual bonus and to determine the personal performance component Illustrating our compensation committee’s sound judgement, our CEO’s bonus was 27% lower in 2015 than in 2014, reflecting a strong connection between cash incentive and the company’s stock price performance (TSR was -19.6% in 2015)

GENERALLY CITED AREAS OF CONCERN: CEO PAY IS LARGELY TIME-BASED 11 Approximately 90% of our CEO’s 2015 total compensation was at risk (dependent on stock price, dividends or TSR): annual bonus, time-based LTIP unit grants, including dividends on unvested units, and OPP interests Less than 9% of our CEO’s 2015 total compensation was fixed and not variable: base salary The one-time retention grant was a non-recurring award; an event unique to 2015 and not a part of our ongoing compensation program This is an ISS concern; Glass Lewis highlighted as a “positive” the fact that both our short-term incentives and long-term incentives are performance based As noted by proxy advisory firms and disclosed in our proxy statement, beginning in 2016 we substantially emphasized performance-based equity and reduced time-based equity

2015 PERFORMANCE & IMPACT ON CEO PAY DECISIONS 12 For the first time since IPO, our TSR significantly lagged peers and in 2015 declined 19.6%. As illustrated below, our pay program is heavily tied to our relative TSR performance and resulted in substantially reduced value of the compensation we paid our CEO for 2015. No change in base salary compensation for performance year 2016 27% decrease in cash bonus for performance year 2015, compared to performance year 2014 24% decrease in value of time-based LTIP units (excluding one-time grant) from grant date to yearend 2015 At yearend 2015, our OPP interests had a value (i.e., projected payout) of zero 0% -27.4% -24.5% -100.0% $525,000 $525,000 2015 2016 Base Salary $1,185,863 $860,464 2014 2015 Cash Bonus $2,222,266 $1,678,267 Grant Date Fair Value Value as of 12/31/15 Time - Based Equity $464,720 $0 Grant Date Fair Value Value as of 12/31/15 Performance - Based Equity

RECENT DEVELOPMENTS 13 Within the past year, our compensation committee made the following improvements to our compensation executive program: Engaged a new consultant Simplified the long-term incentive program for 2016 by transitioning away from OPP interests to a newly-created and more transparent program of performance units, also known as “PSUs” The PSUs have rigorous goals, as noted by the proxy advisory firms; for an officer to achieve the target amount of the award we must have a relative TSR of 50% and to achieve the maximum award, we must have a much higher relative TSR (75% to 95%, depending on the comparator index), and a 25% absolute TSR The PSUs do not pay current dividends For 2016, halved the amount of annual time-based equity awards for named executives officers and implemented a one-to-one ratio for time-based equity awards (LTIP units) to performance-based equity awards (PSUs)

CHANGE TO EQUITY INCENTIVE PROGRAM 14 The charts below depicts the change in our equity incentive compensation program from 100% time-based LTIP units (equity vesting based solely on time) in 2015 to 50% time-based LTIP units and 50% PSUs in 2016. Time - Based 100% 2015 LTIP Program Time - Based 50% Performance - Based 50% 2016 LTIP and PSU Program

SUMMARY 15 We believe that our executive compensation program has historically and continues to align pay with performance and that the changes we made for 2016 further align executive pay with our stock performance. Please read our proxy statement, including the compensation discussion and analysis section, and consider the additional points in this supplement to form your own opinions about our executive compensation program. If you have any questions or comments or would like additional information, please contact William R. Crooker, Executive Vice President, Chief Financial Officer and Treasurer, at (617) 226-4986. The board of directors recommends a vote FOR the approval of the compensation of our named executive officers as disclosed in the proxy statement.